                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                   UST Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      UST

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                        March 22, 1996

To the Stockholders of UST:

     The 1996 Annual Meeting of Stockholders of UST Inc. (the "Company") will be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 7th day of May 1996, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

     (1) to elect three directors for terms of three years each;

     (2) to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1996;

     (3) to consider and act upon two stockholder proposals, if presented by the proponents; and

     (4) to consider and act upon such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 7, 1996 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 22, 1996.

                                                       DEBRA A. BAKER,
                                                        Secretary

                                   IMPORTANT

            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
               PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN
               IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                      UST

                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT

SOLICITATION OF PROXY

     The enclosed proxy is solicited by the Board of Directors (the "Board") of UST Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 7, 1996, including any adjournment thereof (the "Annual Meeting"). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to sign, date and return the enclosed proxy. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

     Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETING

     Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock ("Common Stock") entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote of an absent stockholder (one proxy holder per absent stockholder), and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. In addition, management will require all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

ACTION TO BE TAKEN AT MEETING

     1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

     2. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1996.

     3. The Company has been advised that two resolutions will be offered by stockholders.

     Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolution regarding the auditors, and AGAINST the stockholders' resolutions, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     The Certificate of Incorporation provides for the election of one-third (as nearly as may be) of the Board annually.

     The Board, upon recommendation of the Nominating and Compensation Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in 1999. The Board currently consists of nine members.

     Directors are elected by a plurality of the votes cast. "Plurality" means that the nominees who receive the largest number of votes cast "For" are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular nominee as a result of a direction to withhold or a broker nonvote will not affect the outcome of the vote.

     Set forth in the following Table I is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 1996.

                                    TABLE I

                                NAME OF NOMINEE*
                                   OR DIRECTOR                        BUSINESS HISTORY
                         -------------------------------    -------------------------------------
                         JOHN J. BUCCHIGNANO                Mr. Bucchignano has served as
                                                            Executive Vice President and Chief
   [PHOTO]               Age 48                             Financial Officer since October 7,
                                                            1991. Mr. Bucchignano served as
                         Shares beneficially owned:         Senior Vice President and Controller
                         Outstanding shares -- 111,878      from September 27, 1990 to October 6,
                         Shares subject to options          1991.
                         -- 385,000

                         Present term expires 1998

                         Director since 1993


                         *JAMES W. CHAPIN                   Mr. Chapin retired on December 1,
                                                            1994 and is Of Counsel to the
   [PHOTO]               Age 66                             Company. Mr. Chapin had served as
                                                            Executive Vice President and General
                         Shares beneficially owned:         Counsel since September 25, 1991, and
                         Outstanding shares -- 299,953      as Senior Vice President and General
                         Shares subject to options          Counsel from January 1, 1981 to
                         --  491,500                        September 24, 1991.

                         Nominated for term to expire
                         1999

                         Present term expires 1996

                         Director since 1994

                                NAME OF NOMINEE*
                                   OR DIRECTOR                        BUSINESS HISTORY
                         -------------------------------    -------------------------------------
                         EDWARD H. DEHORITY, JR.            Mr. DeHority is a retired certified
                                                            public accountant and attorney. He
   [PHOTO]               Age 65                             was employed by Ernst & Young LLP
                                                            from 1958 to 1988. He served as the
                         Shares beneficially owned:         firm's National Partner in charge of
                         Outstanding shares -- 2,371        Client Relations from 1972 to 1978
                         Shares subject to options          and the managing partner of the
                         -- 1,500                           Stamford, Connecticut office from
                                                            1978 to 1987.
                         Present term expires 1997

                         Director since 1990


                         VINCENT A. GIERER, JR.             Mr. Gierer has served as Chairman of
                                                            the Board and Chief Executive Officer
   [PHOTO]               Age 48                             since December 1, 1993 and has served
                                                            as President since September 27,
                         Shares beneficially owned:         1990. Mr. Gierer also served as Chief
                         Outstanding shares -- 347,846      Operating Officer from September 27,
                         Shares subject to options          1990 to November 30, 1993.
                         -- 773,400

                         Present term expires 1997

                         Director since 1986


                         *P.X. KELLEY                       General Kelley has served as Vice
                                                            Chairman of Cassidy & Associates, a
   [PHOTO]               Age 67                             Washington D.C. government relations
                                                            firm, since January 1989. He served
                         Shares beneficially owned:         as General, United States Marine
                         Outstanding shares -- 3,500        Corps from 1981 to 1987 and retired
                         Shares subject to options          as Commandant of the Marine Corps in
                         -- 1,500                           1987. He also served as a member of
                                                            the Joint Chiefs of Staff from 1983
                         Nominated for term to expire       until his retirement in 1987. General
                         1999                               Kelley also serves as a director of
                                                            AlliedSignal Inc., GenCorp Inc.,
                         Present term expires 1996          London Insurance Group, PHH
                                                            Corporation, Saul Centers, Inc.,
                         Director since 1992                Sturm, Ruger & Company, Inc. and
                                                            Wackenhut Corporation.

                                NAME OF NOMINEE*
                                   OR DIRECTOR                        BUSINESS HISTORY
                         -------------------------------    -------------------------------------
                         RALPH L. ROSSI                     Mr. Rossi retired on July 1, 1993. He
                                                            served as Vice Chairman from August
   [PHOTO]               Age 67                             29, 1984 until the date of his
                                                            retirement.
                         Shares beneficially owned:
                         Outstanding shares -- 682,400
                         Shares subject to options
                         -- 476,500

                         Present term expires 1998

                         Director since 1973


                         SPENCER R. STUART                  Mr. Stuart has been an independent
                                                            management consultant since 1974 when
   [PHOTO]               Age 73                             he retired as Chairman of the Board
                                                            and Chief Executive Officer of
                         Shares beneficially owned:         Spencer Stuart and Associates. He
                         Outstanding shares -- 48,754       continues as Honorary Chairman of
                         Shares subject to options          that firm. From June 1990 through
                         -- 1,500                           April 1992, Mr. Stuart served as a
                                                            management consultant to the
                         Present term expires 1997          investment banking division of Dean
                                                            Witter Financial Services Group and
                         Director since 1977                as Chairman of the Dean Witter
                                                            Council of Management Advisors. Mr.
                                                            Stuart is a director of Enhance
                                                            Financial Services Group, Inc.,
                                                            Enhance Reinsurance Company and Asset
                                                            Guaranty Inc.


                         JOHN P. WARWICK                    Mr. Warwick served as Chairman of the
                                                            Board of Warwick, Baker & Fiore Inc.
   [PHOTO]               Age 70                             ("WBF"), a New York based advertising
                                                            agency, from 1965 through March 20,
                         Shares beneficially owned:         1991, the date of his retirement. He
                         Outstanding shares -- 10,140       presently serves on the Board of WBF.
                         Shares subject to options
                         -- 1,500

                         Present term expires 1998

                         Director since 1991

                                NAME OF NOMINEE*
                                   OR DIRECTOR                        BUSINESS HISTORY
                         -------------------------------    -------------------------------------
                         *LOWELL P. WEICKER, JR.            Mr. Weicker has served as Chairman of
                                                            Dresing Lierman Weicker, a consulting
   [PHOTO]               Age 64                             firm, since January 4, 1995. He
                                                            served as Governor of Connecticut
                         Shares beneficially owned:         from January 9, 1991 through January
                         Outstanding shares -- 468          3, 1995. Mr. Weicker also serves on
                         Shares subject to options          the Boards of Phoenix Home Life
                          -0-                               Mutual Funds and HPSC, Inc.

                         Nominated for term to expire
                         1999

                         Present term expires 1996

                         Director since 1995

     Messrs. Chapin, Kelley and Weicker are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominees named above.

     As of January 31, 1996, all directors and reporting officers as a group beneficially owned 2,332,940 shares and had options to acquire 4,818,400 shares, which together represented approximately 4% of the aggregate of the outstanding Common Stock including options held by all such persons. No officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

     The Board held eight meetings during 1995.

COMMITTEES OF THE BOARD

     The Company has an Audit Committee, a Nominating and Compensation Committee and a Stock Option Committee. The Audit Committee is currently comprised of the following members, each independent of management: Edward H. DeHority, Jr. -- Chairman, P.X. Kelley, Spencer R. Stuart and Lowell P. Weicker, Jr. The Audit Committee, which met four times during 1995, reviews and acts upon or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services to be performed for the Company by, and the fees to be paid to, the independent auditors. The Nominating and Compensation Committee, which met eight times during 1995, is currently comprised of the following members, each independent of management: P.X. Kelley -- Chairman, Edward H. DeHority, Jr., Spencer R. Stuart and John P. Warwick. This committee's responsibilities are to cover nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees, in addition to officers' compensation and management succession matters. The Nominating and Compensation Committee considers recommendations from stockholders for Board of Director candidates. Any recommendations should be submitted in writing to the Secretary at the Company's office. In addition, the Stock Option Committee, which met twice during 1995, is comprised of the same four independent directors who serve on the Nominating and Compensation Committee, with John P. Warwick as Chairman. This committee's responsibilities are to administer the Company's stock option plans and review and approve stock option grants thereunder.

COMPENSATION OF DIRECTORS

     The monthly retainer for all nonemployee directors has been $5,000 since January 1, 1993 for their services as directors, including committee assignments. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board of Directors or committees. Employee directors receive no additional compensation for their services as directors.

     The Company maintains the UST Nonemployee Directors' Retirement Plan (the "Directors' Plan"), a nonqualified, nonfunded plan that applies to nonemployee members of the Board who are not former employees, whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors' Plan, an eligible director will receive one-twelfth of 75% of his highest annual compensation (excluding consulting fees) each month, beginning at age 65 (or such later date upon which occurs his termination of service) and continuing over a period equal to his period of service. Payments cease upon death.

     In addition, the Company maintains the UST Directors' Supplemental Medical Plan (the "Directors' Medical Plan"), a self-insured medical reimbursement plan that applies to nonemployee members of the Board who are not former employees. The Directors' Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically related expenses above the participant's basic medical plan coverage. Coverage continues upon a participant's retirement from the Board for a period equal to the participant's period of service on the Board.

     The Company also maintains the UST Nonemployee Directors' Stock Option Plan (the "Plan"). The Plan, which was approved by stockholders at the 1995 Annual Meeting, provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. Options will be granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant's cessation of membership on the Board.

     The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services. In addition, nonemployee directors are generally covered under the Company's group life insurance, accidental death and dismemberment and business travel accident policies.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables, graph and descriptive information which follow are intended to comply with the Securities and Exchange Commission regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company's Chief Executive Officer and all of its other current executive officers (collectively, the "Executive Officers").

                                    TABLE II

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                              ANNUAL COMPENSATION      COMPENSATION
                                            -----------------------    ------------
                                                                          AWARDS
                                                                       ------------
                                                                        SECURITIES
             NAME AND                                                   UNDERLYING          ALL OTHER
        PRINCIPAL POSITION          YEAR    SALARY ($)    BONUS ($)     OPTIONS(#)     COMPENSATION ($)(1)
----------------------------------  ----    ----------    ---------    ------------    -------------------
Vincent A. Gierer, Jr.              1995      612,885     2,072,074        70,000              9,000
  Chairman of the Board,            1994      560,000     1,850,046       120,000              9,000
  Chief Executive Officer           1993      560,000     1,536,091        50,000             14,150
  and President

Robert E. Barrett                   1995      337,500       715,069        50,000              7,500
  Executive Vice President and      1994      275,000       650,012        80,000              7,500
  President -- UST Enterprises      1993      275,000       490,408        30,000             11,949
     Inc.

John J. Bucchignano                 1995      275,000       960,171        55,000              9,000
  Executive Vice President          1994      275,000       800,015        50,000              9,000
  and Chief Financial Officer       1993      274,039       580,254        40,000             14,150

Harry W. Peter III                  1995      337,500       660,063        50,000              9,000
  Executive Vice President and      1994      275,000       600,011        50,000              9,000
  President -- UST International    1993      275,000       512,870        30,000             14,150
     Inc.

Robert D. Rothenberg                1995      280,000       645,031       100,000              9,000
  President -- United States        1994      240,577       460,008        30,000              9,000
  Tobacco Company                   1993      215,000       354,142        20,000             12,900

Richard H. Verheij                  1995      235,000       615,026        95,000              9,000
  Senior Vice President and         1994      193,269       440,022        70,000              9,000
  General Counsel                   1993      169,231       171,250        20,000             10,154

---------------
(1) Amounts represent Company matching contributions to the Employees' Savings Plan.

                                   TABLE III

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  GRANT DATE
                                                     INDIVIDUAL GRANTS                               VALUE
                               --------------------------------------------------------------     -----------
                                 NUMBER OF        % OF TOTAL
                                SECURITIES          OPTIONS
                                UNDERLYING        GRANTED TO       EXERCISE OR                    GRANT DATE
                                  OPTIONS        EMPLOYEES IN      BASE PRICE      EXPIRATION       PRESENT
NAME                            GRANTED(#)(1)      FISCAL YEAR        $/SHARE          DATE        VALUE($)(2)
-----------------------------  -------------     -------------     -----------     ----------     -----------
Vincent A. Gierer, Jr. ......      70,000             4.7             29.38           9/26/05       445,200
Robert E. Barrett............      50,000             3.3             29.38           9/26/05       318,000
John J. Bucchignano..........      55,000             3.7             29.38           9/26/05       349,800
Harry W. Peter III...........      50,000             3.3             29.38           9/26/05       318,000
Robert D. Rothenberg.........      50,000             3.3             29.38           9/26/05       318,000
                                   50,000             3.3             35.25          12/13/05       417,000
Richard H. Verheij...........      45,000             3.0             29.38           9/26/05       286,200
                                   50,000             3.3             35.25          12/13/05       417,000

---------------
(1) Options granted in 1995 expire in ten years and generally become exercisable ratably over a three year period following the date of grant subject to acceleration of exercisability upon a change in control of the Company.

(2) Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions and adjustments: exercise price equal to the fair market value of the underlying stock on the date of grant, ten year option term, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term, volatility calculated using daily stock prices for a one year period prior to grant date, and dividends at a rate of $1.30 per share, representing annualized dividends paid with respect to a share of common stock as of the date of grant. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

                                    TABLE IV

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                SHARES                            YEAR-END(#)              AT FISCAL YEAR-END($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Vincent A. Gierer, Jr. .....     18,000           -0-       617,300        166,100        9,917,300      849,938
Robert E. Barrett...........        -0-           -0-       227,100        112,900        1,352,794      570,831
John J. Bucchignano.........        -0-           -0-       283,700        101,300        2,419,269      507,606
Harry W. Peter III..........        -0-           -0-       307,100         92,900        2,725,731      460,831
Robert D. Rothenberg........     35,000       435,625       213,800        126,200        2,433,675      360,075
Richard H. Verheij..........        -0-           -0-       120,200        147,800          777,400      486,788

                                    TABLE V

                                 PENSION TABLE

                                                        YEARS OF SERVICE
                           ---------------------------------------------------------------------------
      REMUNERATION             5         10         15         20         25         30         35
-------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
$  200,000...............  $  21,101  $  42,202  $  63,302  $  84,403  $ 105,504  $ 126,605  $ 147,705
   300,000...............     32,101     64,202     96,302    128,403    160,504    192,605    224,705
   400,000...............     43,101     86,202    129,302    172,403    215,504    258,605    301,705
   500,000...............     54,101    108,202    162,302    216,403    270,504    324,605    378,705
   600,000...............     65,101    130,202    195,302    260,403    325,504    390,605    455,705
   700,000...............     76,101    152,202    228,302    304,403    380,504    456,605    532,705
   800,000...............     87,101    174,202    261,302    348,403    435,504    522,605    609,705
   900,000...............     98,101    196,202    294,302    392,403    490,504    588,605    686,705
 1,000,000...............    109,101    218,202    327,302    436,403    545,504    654,605    763,705
 1,100,000...............    120,101    240,202    360,302    480,403    600,504    720,605    840,705
 1,200,000...............    131,101    262,202    393,302    524,403    655,504    786,605    917,705

     The Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Executive Officers under the Company's defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the "Retirement Plans"). Compensation for purposes of the Retirement Plans means the highest three year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten year period immediately preceding retirement. Table II shows salary paid in 1993-1995 and bonus for the 1993-1995 years actually paid in 1993-1996. For 1995, the three year average compensation covered by the Retirement Plans for each of the Executive Officers was as follows: Mr. Gierer, $967,386; Mr. Barrett, $423,248; Mr. Bucchignano, $431,447; Mr. Peter, $423,042;
Mr. Rothenberg, $333,988; and Mr. Verheij, $258,786. As of December 31, 1995, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 18 years; Mr. Barrett, 5 years; Mr. Bucchignano, 11 years; Mr. Peter, 8 years; Mr. Rothenberg, 26 years; and Mr. Verheij, 9 years. Pension Table calculations assume retirement on December 31, 1995 and take into account offsets for social security benefits.

     The Executive Officers also participate in a supplemental retirement plan (the "Supplemental Plan"). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive's highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve month periods within the thirty-six months immediately preceding retirement (for retirement at age 50), increasing in constant whole percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 1995) under the Supplemental Plan for each of the Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $155,671; Mr. Barrett, $204,694; Mr. Bucchignano, $133,092; Mr. Peter, $170,546; Mr. Rothenberg, $19,104; and Mr. Verheij, $121,263.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company is party to employment agreements with Messrs. Gierer (4 years) and Bucchignano (3 years) which set forth the terms and conditions of such officers' employment and termination of employment with the Company. The stated initial terms of the agreements are generally automatically extended, subject to expiration at age 65. In particular, the agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or "cause" or if the officer terminates his employment for "good reason," including termination following a "change in control of the Company" (as such terms are defined in the agreements). The benefits consist principally of the continuation over the term remaining in the officer's employment agreement or, if greater, three years, of an annual amount equal to the sum of the officer's base salary and the highest ICP payment made to the officer in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The Company would also maintain all welfare benefit plans in effect for the officer's continued benefit or provide substantially equivalent benefits for three years (or, if greater, the number of years remaining in the term of the agreement). In addition, the Company would pay certain other damages resulting from the termination. In the event that any payments made pursuant to the agreement in connection with a change in control are subjected to the excise tax imposed under the federal tax laws, the Company would increase each such officers' severance payment as necessary to restore the officer to the same after-tax position he would have had if the excise tax had not been imposed. In addition, such agreements provide that any such officer shall resign as Director upon his termination of employment for any reason. Based upon current salary levels, the approximate lump-sum value of the severance payments, exclusive of the effect of state and local taxes, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 1995 following a change in control would be as follows: Mr. Gierer, $3.2 million and Mr. Bucchignano, $1.4 million.

     In addition, the Company is party to severance agreements with Messrs. Barrett, Peter, Rothenberg and Verheij, which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment following a change in control for any reason other than death, disability or "cause" or if the officer terminates his employment for "good reason" (as such terms are defined in the agreement). The benefits consist of a lump-sum payment equal to three times the sum of the officer's base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount does not exceed 75% of base salary. The Company would also maintain all welfare benefit plans in effect for the officer's continued benefit or provide substantially equivalent benefits for three years. Based upon current salary levels, the approximate lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under other of the Company's employee benefit plans or arrangements and exclusive of the effect of state and local taxes, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 1995 following a change in control would be as follows: Mr. Barrett, $1.8 million; Mr. Peter, $1.8 million; Mr. Rothenberg, $1.6 million; and Mr. Verheij, $1.2 million.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee (the "Committee") is comprised of four independent, nonemployee directors. The role of the Committee, among other things, is to review and approve, as appropriate, (i) the broad compensation program of the Company with respect to its officers, including all executive officers ("Executive Officers"), and (ii) the various components of the total compensation of the Executive Officers. The Stock Option Committee is comprised of the same four independent, nonemployee directors. Its role is generally to administer the Company's stock option plans and review and approve stock option grants thereunder subject, with respect to Executive Officers, to the approval of the Committee.

COMPENSATION POLICY

     The Committee believes that strong leadership combined with the continuing development of its highly qualified management team have been key elements in the Company's superior financial performance over the years. In the Committee's view, the Company's compensation programs, which provide appropriate incentives and rewards to Executive Officers for outstanding performance, have been and will continue to be essential to the Company's ability to attract, retain and motivate the most highly qualified executives, thereby enhancing the ability of the Board of Directors to meet its primary obligation to stockholders of the Company -- maximizing stockholder value through consistent earnings growth and profitability. The Committee also believes that meaningful participation in the Company's success is the most effective means of compensating its Executive Officers. Accordingly, it has been the Committee's long-standing policy to link a substantial portion of overall compensation to the Company's performance. Less than half of total compensation is to be fixed in the form of base salary while the remainder of total compensation (bonus and stock options) is to be variable and dependent upon the earnings and operating results of the Company and the market price of Common Stock.

     In order to ensure that the Company's compensation programs provide proper incentives for outstanding performance, while at the same time ensuring that the major portion of total compensation is dependent on Company performance, the Committee has adopted an objective for the Company's compensation programs that total compensation for the Company's officers should fall approximately within the 75th percentile of a comparator group composed of a cross section of other high performance companies but only if warranted by Company performance. The Committee believes that this objective is reflective of the increasing legal and regulatory challenges which continue to face the tobacco industry and the Company and the need to attract and retain talented executives who can direct growth in such a challenging environment. The Committee directed an independent consultant to construct a group of comparative companies from its database, which resulted in the identification of eighteen companies who, like the Company, met the following criteria as of the end of 1994: (i) one year return on equity greater than 20%; (ii) five year return on equity greater than 20%; and (iii) five year compound growth for earnings per share greater than 10%. The comparator group companies for executive compensation purposes are not the same as the peer group index used for comparing investment performance in the graph included in this Proxy Statement except for one company which is also included in the S&P Tobacco Index.

     Relevant data to be included in the independent consultant's report for any year does not become fully available until after the close of that year. Accordingly, the Committee uses compensation data drawn from this report only as a guide in determining the total compensation to be provided to the Executive Officers for the year following the year to which the report relates. Thus, for example, in determining total 1995 compensation for Executive Officers, the Committee was aware that, based upon the data provided in the independent consultant's 1995 report, total 1994 compensation for each of the Executive Officers generally fell below the 75th percentile of compensation for comparable executives in the comparator group. Implementation of the Committee's objective is thus subject to review and adjustment each year in light of information set forth in the latest consultant's report. In reviewing its objective, the Committee also takes into account circumstances which may have affected the results of the report (i.e., the shift in comparator group companies from year to year due to the financial performance criteria, as well as changes from time to time in comparable executives at the comparator group companies).

     It should be noted that there were substantial changes in the Executive Officer group from 1994 through 1995. Robert D. Rothenberg was elected President of United States Tobacco Company and became an Executive Offficer during 1995 following the resignation of Joseph R. Taddeo. Richard H. Verheij, Senior Vice President and General Counsel, became an Executive Officer in December 1994 following the retirement of James W. Chapin. However, Mr. Chapin's 1994 compensation was included in the Executive Officer group for that year.

     The Company's compensation program has three principal components, each described more fully below: annual base salaries, short-term incentives consisting of annual bonuses awarded under the Company's Incentive Compensation Plan ("ICP") and long-term incentives consisting of the grant of stock options under the Company's stock option plan (the "Option Plan"). Both the ICP and the Option Plan have been approved by stockholders. The ICP is directly linked to Company performance through earnings, while the Option Plan reflects the Company's performance through changes in the market price of Common Stock.

     Although the Committee's only established target level is the 75th percentile as the goal for each officer's total compensation, in analyzing where such total compensation falls in relation to the comparator group, the Committee is cognizant of where each component of compensation falls in relation to the same component of compensation for comparable executives in the comparator group. In this connection, the Committee noted that 1994 salaries for each current Executive Officer fell below the 75th percentile, long-term incentive compensation for the majority of current Executive Officers fell below the 75th percentile and 1994 short-term incentive compensation for each was above the 75th percentile of the analogous 1994 compensation for comparable executives in the comparator group.

     Over the last few years, the Committee has recognized that short-term incentive compensation constituted a significantly higher percentage of total compensation for the Company's officers than did long-term incentive compensation. In 1994, the Committee determined that it was appropriate to change this distribution of incentives, and that it would attempt to do so gradually over time, while recognizing, however, that the need to conserve shares of Common Stock available for future issuance under the Option Plan might limit to some extent the Company's ability to achieve this objective. As one means of furthering this goal, the Committee determined that it would slightly increase the allocation to officers of the aggregate option awards made each year to all employees and would slightly decrease the allocation to officers of the aggregate ICP fund made each year to all employees. This resulted in 70% in 1995 (65% in 1994) of the total options awarded being granted to officers, rather than the 50% of option awards historically granted to officers. (Conversely, only 42% of ICP awards was made to officers for 1995 (44% in 1994), as opposed to the 50% of ICP awards historically made to officers.) Nevertheless, fewer options were granted to Executive Officers as a group in 1995 than 1994 because, in 1995, (i) as previously noted, two Executive Officers (the "new Executive Officers") were generally serving as such for the first time, having replaced two former long-term Executive Officers, and (ii) the Committee reduced aggregate option awards in order to conserve shares of Common Stock available for issuance under the Option Plan. However, 1995 stock option awards of the current Executive Officers as a group increased slightly (5%) over the awards this same group of executives received in 1994. With respect to ICP, the 1995 awards to Executive Officers as a group decreased slightly over that in 1994 as did total cash compensation, primarily due to the change in the Executive Officer group. However, the 1995 ICP awards to the current Executive Officers as a group increased by approximately 18% over the awards this same group of executives received in 1994 and their total cash compensation increased 17%.

     Set forth in the Summary Compensation Table (Table II) included in this Proxy Statement is the compensation of current Executive Officers for the years 1995, 1994 and 1993. The Committee notes that the Company's performance in each of those years reached record levels for net earnings, primary earnings per share and dividends. For 1995, 1994 and 1993, net earnings increased 11%, 11% and 12%, respectively;

primary earnings per share increased 16%, 15% and 15%, respectively; and dividends per share increased 16%, 17% and 20%, respectively.

SPECIFIC COMPONENTS OF COMPENSATION PROGRAM

     Salary. Base salary for the Executive Officers are the component of the total compensation package that is least related to Company performance. In keeping with the Company's emphasis on performance-related compensation, base salaries of the current Executive Officers as a group constituted approximately 27% of their 1995 cash compensation and approximately 20% of their total 1995 compensation (including the stock option component discussed below), leaving 80% of such compensation "at risk." Officers' base salaries are generally reviewed every two to three years and are based upon fixed percentages of the Chief Executive Officer's salary depending on the level of officer. Messrs. Barrett, Gierer and Peter, each of whom received salary increases in 1995, had not received increases since December 30, 1991. Mr. Rothenberg also received an increase in 1995 in connection with his promotion to President of United States Tobacco Company and his increased responsibilities.

     ICP. The ICP formula, which was approved by stockholders, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders' equity and cash dividends have been declared and paid in the year. Up to 50% of the fund may be allocated by the ICP Committee among the Company's officers, including all Executive Officers ("Fund A"). However, as previously discussed, the ICP Committee in 1995 allocated 42% of the fund to Fund A with the remaining 58% allocated to all other employees. This allocation to Fund A compares with the 1994 allocation of 44%. Allocations to each of the Executive Officers must be approved by the Committee which decides whether to accept or alter such recommendations. Since January 1, 1994, the ICP has provided that the Chief Executive Officer will not be permitted to receive more than 15% of Fund A and no other Executive Officer will be permitted to receive more than 12% of Fund A. These percentages govern the maximum amounts that may be allocated to each Executive Officer and are not subject to increase without stockholder approval. The Committee has, however, the authority to determine that an award to an Executive Officer will be less than the indicated maximum percentage for such Executive Officer.

     The Committee's policy in this regard has generally been to approve an ICP award for each Executive Officer, expressed as a percentage of Fund A and subject to the percentage limits described above, that corresponds to a dollar amount determined as follows: with respect to any year in which the Company's net earnings equal or exceed the prior year's results, the Committee generally awards an executive a bonus that is at least equal to the executive's bonus for the immediately preceding year. If the executive has been promoted to a position of greater responsibility with an increase in salary, the bonus is generally increased commensurately. The extent to which an Executive Officer's bonus increases or decreases is designed to achieve an overall percentage change in the Executive Officer's total cash compensation (salary and bonus) for the year which is commensurate with the percentage changes for such year in the Company's net earnings or earnings per share. For 1995, this correlation generally existed for continuing Executive Officers, but not for the new Executive Officers, whose percentage increases in cash compensation were significantly higher than the targeted increase because of their promotion to positions of greater responsibility. Where applicable, the Committee also takes into account (i) the relationship between the executive's total cash compensation and that of the Chief Executive Officer and (ii) the performance of the segment of the Company for which the executive is responsible.

     In considering the specific awards to the Executive Officers, the Committee noted that overall Company performance was superior in 1995. Specifically, the Company's net earnings were $429.8 million, an increase of 11% over the prior year; the Company's primary earnings per share were $2.16, an increase of 16% over the prior year; and the Company's return on average stockholders' equity for 1995 was approximately 131%.

     Based on the Company's performance for 1995, the aggregate ICP fund for 1995 increased by approximately 10% over the prior year. The 1995 ICP fund represents 4.98% of total earnings before income taxes and provision for incentive compensation and was distributed to 1,725 employees, including all current Executive Officers. The ICP awards made to the current Executive Officers as a group constituted 15% of the aggregate ICP fund and 37% of Fund A. In addition, the ICP awards made to the current Executive Officers as a group constituted approximately 73% of their cash compensation for 1995 and approximately 53% of their total compensation for 1995 (including the long-term component discussed below).

     Option Plan. The long-term incentive component of executive compensation, as noted above, is equity-based and consists of the award of stock options to the Executive Officers (as well as many other employees of the Company) under the Option Plan. Stock options represent compensation that is tied to the Company's stock price for periods of up to 10 years (the period during which such options may be exercised). Stock options are granted with an exercise price equal to the fair market value of shares of Common Stock on the date of grant, and the optionee will realize value from grant only if the market value of such shares increases.

     Long-term equity-based compensation serves the Committee's overall compensation policy as follows: it is variable (not fixed); its value is performance-related, based upon the market price of Common Stock; and it provides an additional incentive to executives to take into account the Company's long-term goals and plans. In addition to providing incentive compensation, stock options are a means to encourage equity ownership. Because salary is generally fixed and changes in ICP awards will generally correlate with changes in net earnings or earnings per share of the Company, stock options are the component of overall compensation that provides the Committee with the greatest degree of flexibility in attempting to attain its targeted compensation objective with respect to Executive Officers.

     As previously discussed, the Committee found that total 1994 compensation of its Executive Officers was generally below the targeted 75th percentile of 1994 compensation for comparable executives in the comparator group and was cognizant that the long-term component of executive compensation, in particular, was generally below the 75th percentile. Because of the importance of the long-term component of compensation and because long-term compensation represented 34% of overall 1994 compensation for Executive Officers, the Committee believes that gradual increases in this component is the most appropriate means of achieving the targeted level for overall compensation.

     Individual grants to the current Executive Officers for 1995 are set forth in Table III (Option Grants in Last Fiscal Year) included in this Proxy Statement. The Committee's practice in the grant of stock options is generally based upon a subjective evaluation of performance and not subject to a specific formula. In determining the size of regular option grants to Executive Officers, the Stock Option Committee considers the following factors, without assigning any particular weight to any factor: (i) the position and performance of the executive, (ii) the grant date present value (Black-Scholes) of the award compared with the value of awards to executives in the comparator group, (iii) attaining the Committee's targeted goal for total compensation, and (iv) the importance of long-term compensation, as discussed above. It does not consider the size, in the aggregate, of all previous option grants made to an Executive Officer.

     A special option grant was made in 1995, subsequent to the regular 1995 grant, to a number of employees, including the new Executive Officers. Of the total shares granted, 100,000 shares were awarded to the new Executive Officers. In this regard, the Stock Option Committee and the Committee determined that a special grant was appropriate for the new Executive Officers to reflect their promotion to positions of greater responsibility.

1995 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Each component of Mr. Gierer's 1995 compensation (i.e., salary, ICP award and stock options) was determined by the Committee and was based upon the Committee's compensation policy as previously discussed. The CEO's performance is reviewed annually by the Committee and is based upon such quantitative factors as the Company's financial performance (net earnings, earnings per share and return on average stockholders' equity) as well as qualitative factors which include the implementation of the Company's strategic plan and the achievement of those business goals which contributed to the Company's earnings growth and profitability and increase in shareholder returns. A subjective determination is made by the Committee in considering these factors as no particular weight is assigned to each.

     In reviewing Mr. Gierer's 1995 performance, the Committee noted his strong leadership and direction in confronting the many legal and regulatory challenges which the Company and the tobacco industry continued to face during the year. Despite these external challenges, the Company achieved another record year of sales and earnings growth.

     For 1995, Mr. Gierer's salary increased 9% and his ICP award increased 12% (which represented 13.4% of Fund A). As a result, Mr. Gierer's 1995 cash compensation increased 11.4% which was consistent with the Company's increases in net earnings and earnings per share (11% and 16%, respectively). During 1994, Mr. Gierer was awarded stock options pursuant to two separate option grants. He was awarded 70,000 shares in June pursuant to the regular option grant and 50,000 shares in November pursuant to the special option grant in which 115,000 shares were awarded to Executive Officers as a group. For 1995, Mr. Gierer was awarded 70,000 shares pursuant to the regular option grant but did not participate in the special grant in which 100,000 shares were awarded to Executive Officers as a group, all of which were allocated to the two new Executive Officers who had assumed new responsibilities.

     Mr. Gierer's total compensation for both 1994 and 1995 fell below the 75th percentile of 1994 compensation of comparable executives in the comparator group. Mr. Gierer's total 1995 compensation decreased slightly from that of 1994 as a result of the reallocation of stock options awarded to Executive Officers pursuant to the 1995 special grant. Over time, the Committee expects to use a gradual increase in the size of option grants as the most appropriate means of increasing the total compensation of Executive Officers (including Mr. Gierer) to the targeted level.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

     The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance-based compensation provided certain conditions are satisfied. The Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company's Executive Officers.

            NOMINATING AND COMPENSATION COMMITTEE           STOCK OPTION COMMITTEE
        P.X. Kelley, Chairman                              John P. Warwick, Chairman
        Edward H. DeHority, Jr.                            Edward H. DeHority, Jr.
        Spencer R. Stuart                                  P.X. Kelley
        John P. Warwick                                    Spencer R. Stuart

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1995

               AMONG UST INC., S&P TOBACCO INDEX & S&P 500 INDEX

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          UST INC.      S&P TOBACCO    S&P 500
           12/90                    100             100           100
           12/91                    185             153           130
           12/92                    185             152           140
           12/93                    166             119           155
           12/94                    174             130           157
           12/95                    217             204           215

(1) Assumes $100 invested on 12/31/90 and held through 12/31/95. Total return assumes reinvestment of dividends.

INDEBTEDNESS OF MANAGEMENT

     Since January 1, 1995, none of the Company's directors, Executive Officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1982 Stock Option Plan which has expired with respect to the grant of options, and of the UST Inc. 1992 Stock Option Plan, both as previously approved by stockholders. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee's personal installment promissory note bearing interest at the federal rate in effect under the Internal Revenue Code on the date the loan is made.

                                    TABLE VI

                                                                                        INDEBTEDNESS
                                                            LARGEST AGGREGATE               AS OF
                                                       INDEBTEDNESS DURING 1995(1)   FEBRUARY 9, 1996(1)
                                                       ---------------------------   -------------------
Vincent A. Gierer, Jr................................          $ 1,364,497               $ 1,404,655
  Chairman of the Board,
  Chief Executive Officer and President
Robert E. Barrett....................................              517,356                   455,331
  Executive Vice President
John J. Bucchignano..................................              672,040                   503,414
  Director, Executive Vice President and
  Chief Financial Officer
James W. Chapin......................................            1,135,326                   246,723
  Director
Harry W. Peter III...................................              471,486                   411,840
  Executive Vice President
Robert D. Rothenberg.................................            1,114,750                 1,135,361
  President -- United States Tobacco Company
Richard H. Verheij...................................               67,031                    57,376
  Senior Vice President and General Counsel

---------------
(1) Interest rates on loans range from approximately 5% to approximately 9%.

PROPOSAL NO. 2

     A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 1996.

     The Board has selected the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1996. Ernst & Young LLP has been serving the Company and its subsidiaries in this capacity for many years. The Board's selection was made upon the unanimous recommendation of its Audit Committee.

     In connection with its audit of the Company's 1995 financial statements, Ernst & Young LLP read the Company's periodic reports which were filed with the Securities and Exchange Commission, discussed quarterly financial information included in the Company's quarterly financial statements and met with the Audit Committee. Ratification of the selection of the Company's independent auditors is not required by any statute or regulation to which the Company is subject or by the Company's By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

     The following resolution will be offered at the meeting:

     "RESOLVED, that the Board of Directors' selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1996 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company."

     The Board recommends that stockholders vote FOR the foregoing resolution (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

     The following Proposal Nos. 3 and 4, which are printed verbatim, were submitted by various stockholders whom the Company believes are anti-tobacco activists. The name, address and shareholdings of each proponent will be furnished upon any oral or written request to the Secretary of the Company. For the reasons following each proposal, the Board recommends a vote AGAINST.

PROPOSAL NO. 3

                "NAMING AND CURBING NICOTINE IN TOBACCO PRODUCTS

     WHEREAS the federal Food and Drug Administration has proposed regulating cigarettes and smokeless tobacco products as drugs;
     -- Virtually every major health organization in the United States of America as well as throughout the world has concluded that cigarette smoking and smokeless tobacco-use are addictive;
     -- An estimated 6 million people use smokeless tobacco in the United States; a vast majority of these are addicted to tobacco use;
     -- It has been recognized by the medical profession as well as many in the tobacco industry that the addictive ingredient in tobacco is nicotine;
     -- The FDA reported that nicotine content in cigarettes has increased for all brand categories including regular, low nicotine and ultra low brands from 1982 to 1992;
     -- Our company is being sued in a class action suit alleging that we intentionally addict consumers through the design, manufacture and marketing of our brands and that our tobacco products have caused serious health problems to the class members;
     -- A successful lawsuit may affect adversely and seriously the price of our stock;
     -- Certain tobacco companies have developed new nicotine analogs that reduce certain adverse health effects of nicotine while maintaining pharmacological effects which could be beneficial to tobacco users who want to quit;
     -- Scientists have recommended that nicotine levels in tobacco products be slowly reduced to a level that cannot induce addiction among young non-smokers;
     -- The technology is available to our company for it to reduce nicotine content in its tobacco products;
     -- Experts recently recommended that a rating system for nicotine in smokeless tobacco is needed to inform consumers about how much nicotine they actually receive from using smokeless tobacco.

     RESOLVED that shareholders request the Board to take steps to preserve the health of its tobacco-using customers. We suggest the following steps:
     1. Develop and publicize nicotine and pH ratings for each of our snuff brands and to make this available in accurate information to our customers about how much nicotine they consume when using our snuff.
     2. Determine the nicotine level in snuff at which nicotine addiction cannot be induced or maintained. With this information, the Company shall implement a program that would gradually reduce levels of nicotine in our brands over an appropriate time period to a level that is not addictive. This effort to reduce nicotine availability would be undertaken in collaboration with independent health experts.
     3. Develop and market new nicotine or nicotine-like products that have minimal toxic agents that can be used by our consumers in lieu of snuff use, and market these products as drugs or medical devices to help adult usersquit smokeless tobacco use."

                               COMPANY'S RESPONSE

     The Board recommends that stockholders vote AGAINST the foregoing resolution (Proposal No. 3).

     This proposal is part of a continuing personal crusade against the Company and the smokeless tobacco industry by an anti-tobacco activist who has submitted other proposals to the Company in the past, all of which have been overwhelmingly defeated. The Board believes that this proposal is not in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

     This proposal contains certain assertions with which the Company strongly disagrees. The Company has, for example, stated its belief that neither nicotine nor smokeless tobacco is addictive. Moreover, the Food and Drug Administration's proposal ("FDA proposal") to regulate smokeless tobacco as a "drug" and a "medical device" is not only inherently ridiculous as a matter of common sense, but has compelled FDA to invent "facts" and grossly distort the law. In response to FDA's proposal, the Company (together with other smokeless tobacco manufacturers) has filed a lawsuit in the Federal District Court in Greensboro, North Carolina, seeking judicial confirmation that FDA and its Commissioner lack jurisdiction to regulate smokeless tobacco products. The Company (together with other smokeless tobacco manufacturers) has also submitted comments to FDA demonstrating the myriad of legal, administrative and scientific defects in the FDA proposal, and setting forth the reasons why the FDA proposal should not be adopted. The Company also notes that the class action lawsuit mentioned in the stockholder proposal has been dismissed.

     As to the proposal's suggestion that the Company "develop and publicize nicotine and pH ratings for each of our snuff brands and to make this available in accurate information to our customers," such "nicotine and pH ratings" are unnecessary or irrelevant.

     With respect to the suggested "nicotine rating," the Company and other smokeless tobacco manufacturers are currently working, in cooperation with the Department of Health and Human Services ("HHS"), to develop a uniform analytical method for measuring and reporting to HHS, pursuant to federal law, the nicotine content of smokeless tobacco products. When those reports have been made, HHS may advise Congress as to any additional action it believes is warranted with respect to nicotine content information.

     As to the proposal's suggestion that the Company disseminate information regarding the "pH" of its smokeless tobacco products, such information is irrelevant. Published scientific literature, and a scientific analysis undertaken at the request of the Company by a noted expert in the field of human pharmacology, demonstrate that the "pH of smokeless tobacco" is irrelevant to the absorption of nicotine by smokeless tobacco consumers. Furthermore, studies carried out in FDA's own laboratories demonstrate the scientific invalidity of any theory that the Company can manipulate the pH of its smokeless tobacco products so as to control the absorption of nicotine by smokeless tobacco consumers. Indeed, FDA's own scientists acknowledge that a wide variety of behavioral and other factors unique to each smokeless tobacco consumer affect the amount of nicotine that will be absorbed by a consumer from a smokeless tobacco product.

     As to the suggestion that the Company "implement a program that would gradually reduce levels of nicotine in our brands over an appropriate time period to a level that is not addictive," that suggestion is premised on a number of false assumptions, including that smokeless tobacco is addictive. Furthermore, the type of product manipulation recommended by the proposal, assuming it were achievable, would be totally at odds with the manner in which the Company conducts its business. The Company offers smokeless tobacco products suited to the taste and form preferences of those consumers who choose to make tobacco a part of their lifestyle. The key to the Company's product development process is developing products which respond to the taste and form preferences of its consumers. The Company's various product lines of smokeless tobacco are based on an appreciation that the Company cannot make any consumer like and use any one of its products if that product does not respond to the consumer's taste and form preferences.

     Lastly, the suggestion that the Company "develop and market new nicotine or nicotine-like products . . . and market these products as drugs or medical devices," is also in sharp conflict with the Company's commitment to offering smokeless tobacco products suited to the taste and form preferences of those adult consumers who choose to make tobacco a part of their lifestyle. The Company is in the smokeless tobacco business, not in the "drugs or medical devices" business.

     Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders.

     Your appointed proxies will vote your shares AGAINST Proposal No. 3 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

PROPOSAL NO. 4

                                      "UST
                      Warning Labels on Promotional Items

     WHEREAS Skoal and Copenhagen brands of moist snuff are being advertised without accompanying warning labels on caps, t-shirts and other utilitarian objects in apparent violation of federal regulations;
     -- A licensee of the Company sells t-shirts, caps, insulated can holders and other items to the public with the slogan, "Skoal Bandit Racing" but with no warning label;
     -- "Skoal Bandit Racing" is a service mark owned by United States Tobacco Sales and Marketing Company, Inc. The phrase refers to the stock car racing team the Company sponsors to promote Skoal Bandit brand moist snuff;
     -- The same licensee of the Company sells t-shirts, caps, post cards, bumper stickers, license plates, and other items to the public which bear images of the Skoal Bandit stock car clearly depicting the brand name and the bandit symbol, yet these items carry no warning label;

     -- The Company also permits the use of the Skoal and Copenhagen brand names, colors, and other brand identifying devices in association with rodeo, music and other sponsorships without the use of required warning labels;
     -- Regulations of the Federal Trade Commission require that mentions of brands of moist snuff on items such as caps and t-shirts, insulated can holders, bumper stickers and license plates be accompanied by prominent warning labels;
     -- Several national surveys have demonstrated that young people find promotional items for tobacco products attractive: one such survey found that 30% of 12-17 year olds owned at least one such item;
     -- Nothing in federal law or regulation prevents UST from voluntarily placing warnings about addiction and disease risks on packaging, advertising or promotions for its moist snuff brands, and
     -- Because UST has said it will voluntarily include a warning about not selling its tobacco products to minors in advertising for these products,

     RESOLVED shareholders request that the Board adopt the following policy, to be put into effect no later than January 1, 1997: All advertising and promotion for our Company's moist snuff brands, including all uses of the Company's brand names and associated symbols for moist snuff products used in connection with sponsorships of all sorts, shall include clear, effective and prominent warnings of the addiction and disease hazards caused by these products.

                              Supporting Statement

     Federal regulations require that promotional items for moist snuff brands such as t-shirts, caps, insulated can holders, license plates and bumper stickers carry warning labels. The Company sanctions the use of its logos and associated symbols for use on items which do not carry a warning of any sort. These apparent violations of federal regulations are especially worrisome because adolescents, among whom moist snuff is epidemic, find items such as these attractive.

     If you believe that promotional items for the Company's moist snuff brands should carry warning labels, please vote "yes" for this resolution."

                               COMPANY'S RESPONSE

     The Board recommends that stockholders vote AGAINST the foregoing resolution (Proposal No. 4).

     The proponent of this proposal has submitted other proposals to the Company in the past either alone or with another anti-tobacco activist, each of which has been overwhelmingly defeated. In addition, the Proponent presented a virtually identical proposal at the last two annual meetings, which received the affirmative vote of less than 4% and less than 7%, respectively, of the shares voting.

     The proposal contains certain assertions with which the Company disagrees. For example, the icon message carried on the Company's smokeless tobacco marketing communications materials -- "U.S. Tobacco Reminds You: Smokeless Tobacco/Not For Sale To Minors" -- is not a "voluntary warning" as suggested in the proposal, but rather a reminder to the Company's retailers and consumers that all 50 states prohibit the sale of tobacco to minors.

     The proposal also is misleading in suggesting that, among adolescents, "moist snuff is epidemic." The Proponent's use of the word "epidemic" is not surprising. A New York Times article quotes a UCLA Professor of Medicine as stating that the advantage of a word like "epidemic" is that "it certainly gets the attention of politicians and lay people" and noted that "the people who make the most noise get the most publicity. Interest groups do count as opposed to data and rationality."

     As for the "data" with respect to youth usage of smokeless tobacco, the government's own statistics confirm that the reported underage use of smokeless tobacco is down, not up, and the target goal of the Department of Health and Human Services ("HHS") Healthy People 2000 program for smokeless tobacco use by teenage males -- 4 percent by the year 2000 -- has been surpassed. Specifically, HHS's Midcourse Review of Healthy People 2000 goals determined that "[f]or males age 12-17, smokeless tobacco use has declined from 6.6 percent in 1988 to 3.9 percent in 1993." The Board believes that the Company's continuing efforts to discourage the sale of smokeless tobacco to minors are working.

     Furthermore, advertising of the Company's products is extensively regulated on the federal, state and local levels and the Company complies with those regulations. In particular, since 1986, all Company advertising for smokeless tobacco brands has been regulated by the Federal Trade Commission (the "FTC") pursuant to the Comprehensive Smokeless Tobacco Health Education Act of 1986, 15 U.S.C. 4001 (the "Act"). In addition, in 1987 and 1991, the FTC adopted regulations to implement the warning requirements of the Act, which provide for warning requirements in advertisements and warning requirements for utilitarian objects for "personal use" that "display the brand name, logo, or selling message of any smokeless tobacco product." The FTC regulations specify how the required warning must appear "in a conspicuous and prominent location," in "conspicuous and legible type," and be "clearly visible."

     The Company has and will continue to comply with the requirements of the comprehensive regulatory scheme governing advertising for smokeless tobacco products promulgated by Congress and the FTC, as well as the requirements of state and local regulatory authorities. Accordingly, the Company believes that the adoption of the policy referred to in the foregoing resolution is neither necessary nor appropriate and, if implemented as contemplated by the proposal, could require the Company to adopt policies which conflict with the existing regulatory framework mandated by federal law.

     The Board continues to believe that this proposal is not in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

     Your appointed proxies will vote your shares AGAINST Proposal No. 4 unless you instruct otherwise in the proxy form.

     The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

                         INFORMATION RESPECTING PROXIES

     Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

     Expenses incurred in connection with the solicitation of proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company's expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson & Company, Inc., Wall Street Plaza, New York, New York, for a fee of approximately $20,000.

                             STOCKHOLDER PROPOSALS

     If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 1997 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company's office no later than November 23, 1996.

     In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary at least 50, but not more than 75, days prior to the Annual Meeting and such notice must provide certain requisite information. A copy of the By-Laws may be obtained by writing to the Secretary.

                                 OTHER BUSINESS

     The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

                                  VOTING STOCK

     As of March 7, 1996, the record date for the 1996 Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 189,530,536 shares of Common Stock (each entitled to one vote).

     Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast 94,765,269 votes is required for a quorum.

                                          By Order of the Board of Directors,

                                          DEBRA A. BAKER
                                          Secretary

P                                     UST
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 7, 1996
R

O               The undersigned hereby appoints JOHN J. BUCCHIGNANO and RICHARD
        H. VERHEIJ, or either of them, with full power of substitution,
X attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of
Y       Stockholders to be held at the Cole Auditorium of the Greenwich
        Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 7th day of May 1996, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

                THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.


                                                                ----------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                ----------------

--------------------------------------------------------------------------------

/ X / Please mark votes as in this example.

If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

The Board of Directors recommends a vote FOR proposals 1 and 2:

1. Election of Directors
   Nominees:  J.W. Chapin, P.X. Kelley, L.P. Weicker, Jr.

   /  / FOR ALL NOMINEES        /  / WITHHELD FROM ALL NOMINEES

   /  / FOR ALL NOMINEES EXCEPT VOTE WITHHELD FROM THE FOLLOWING

        --------------------------------------------------------

2. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 1996.

   /  / FOR     /  / AGAINST    /  / ABSTAIN

The Board of Directors recommends a vote AGAINST the following stockholder proposals 3 and 4:

3. Stockholder Proposal

   /  / FOR     /  / AGAINST    /  / ABSTAIN

4. Stockholder Proposal

   /  / FOR     /  / AGAINST    /  / ABSTAIN

And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   /  /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING  /  /

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature:                                       Date:
         ------------------------------              -------------------------

Signature:                                       Date:
         ------------------------------              -------------------------

                          UST EMPLOYEES' SAVINGS PLAN

The Annual Meeting of the Stockholders of UST will be held on May 7, 1996, and the Company is soliciting your vote.

As a participating employee in the UST Employees' Savings Plan, you must give the Trustee under the Plan voting instructions on the instruction card attached below if you wish to vote the shares of the Company's common stock held on your behalf in the Savings Plan. The Trustee cannot vote your shares without instructions from you. Accordingly, a Notice of the 1996 Annual Meeting and Proxy Statement, instruction card, and 1995 Annual Report are enclosed.

Please note that, as described in the Proxy Statement, the Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4. Your instructions are very important to the Company.

Please complete, sign and date the instruction card below and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date and return any other proxy cards that you receive in the separate envelopes provided.

                                  DETACH HERE

                                      UST
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 7, 1996
                            EMPLOYEES' SAVINGS PLAN


        The undersigned hereby directs Wachovia Bank of North Carolina, N.A. as Trustee of the UST Employees' Savings Plan to vote in person or by proxy all shares of Common Stock of UST Inc. allocated to the undersigned's account at the Annual Meeting of Stockholders to be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday the 7th day of May 1996, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

        The shares reflected on this Instruction Card will be voted in the manner directed herein by the undersigned. If no direction is made, the shares reflected on this Instruction Card will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

                                                                ----------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                ----------------

--------------------------------------------------------------------------------
/  / Please mark votes as in this example.

If no direction is given, the shares reflected on this Instruction Card will be voted FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

The Board of Directors recommends a vote FOR proposals 1 and 2:

1. Election of Directors
   Nominees:  J.W. Chapin, P.X. Kelley, L.P. Weicker, Jr.

   /  / FOR ALL NOMINEES        /  / WITHHELD FROM ALL NOMINEES

2. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 1996.

   /  / FOR     /  / AGAINST    /  / ABSTAIN

The Board of Directors recommends a vote AGAINST the following stockholder proposals 3 and 4.

3. Stockholder Proposal

   /  / FOR     /  / AGAINST    /  / ABSTAIN

4. Stockholder Proposal

   /  / FOR     /  / AGAINST    /  / ABSTAIN

And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   /  /

Please sign exactly as name appears hereon. If signing for trusts of estates, capacity or title should be stated.


Signature:                                      Date:
         ------------------------------              -------------------------